Exhibit 99.1

News Release
Sunoco LP Maintains Quarterly Distribution
3Q 2020 Earnings Release and Earnings Call Dates Also Announced

DALLAS, October 26, 2020 – Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner declared a quarterly distribution for the third quarter of 2020 of $0.8255 per common unit, which corresponds to $3.3020 per common unit on an annualized basis. The distribution will be paid on November 19, 2020 to common unitholders of record on November 6, 2020.
SUN will release its third quarter 2020 financial and operating results after the market closes on Wednesday, November 4. In conjunction with the news release, management will hold a conference call on Thursday, November 5 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss SUN’s results.

By Phone:    Dial 877-407-6184 (toll free) or 201-389-0877 at least 10 minutes before the call. A replay will be available through November 12, 2020 by dialing 877-660-6853 (toll free) or 201-612-7415 and using the conference ID 13711308#.
By Webcast:    Connect to the webcast via the Webcasts and Presentations page of SUN's Investor Relations website at www.SunocoLP.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Contacts
Scott Grischow
Vice President – Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA
Manager – Investor Relations, Strategy and Growth
(214) 840-5553, derek.rabe@sunoco.com

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